HSBC USA INC. U.S. Equities Basket Autocallable Notes
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133007
May 23, 2008
PRICING SUPPLEMENT
(To the Prospectus dated April 5, 2006,
Prospectus Addendum dated December 12, 2007,
Prospectus Supplement dated October 12, 2007
and the Product Supplement dated October 23, 2007)

Terms used in this pricing supplement are described or defined in the product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus. The notes are not principal protected, and you may lose some or all of your principal.

The purchaser of a note will acquire a security linked to the performance of three reference assets as further described herein. Although the offering relates to the performance of three reference assets, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to either of the reference assets or as to the suitability of an investment in the related notes. The following key terms relate to this notes offering:

•     Aggregate Principal Amount: $525,000.00
•     Offering Period End Date: May 21, 2008 at 4:00 pm, New York City time
•     Initial Public Offering Price: $1,000.00 per note (100 percent)
•     Initial Valuation Date: May 21, 2008
•     Issue Date: May 29, 2008
•     Final Valuation Date: May 24, 2010
•     Maturity Date: 5 business days after the final valuation date and is expected to be June 1, 2010.
•     Agent’s Discount or Commission / Total(1): 3.75% / $19,687.50
•     Proceeds To Us / Total: 96.25% / $505,312.50
•     Payment at Maturity: If the notes have not been redeemed early pursuant to the auto redemption feature, including auto redemption on the final valuation date, you will receive a cash payment on the maturity date as described below:
o     If the final price of the worst performing reference asset is greater than or equal to its respective barrier price, you will receive an amount in cash equal to 100% of the principal amount.
o     If the final price of the worst performing reference asset is less than its respective barrier price, you will receive the physical delivery amount as described herein.

•     Auto Redemption Feature: The notes will be subject to early redemption on each auto redemption payment date if the market price of the worst performing reference asset is greater than or equal to its respective initial price at the close of trading on the relevant auto redemption valuation date. In that case, the notes will be redeemed at the auto redemption amount corresponding to the relevant auto redemption payment date in accordance with the schedule below.
•     Initial Price: With respect to each reference asset, the applicable market price (as defined herein) on the initial valuation date.
•     Barrier Price: With respect to each reference asset, the product of the applicable barrier level for that reference asset multiplied by the applicable initial price of that reference asset.
•     Final Price: With respect to any reference asset, the applicable market price on the final valuation date for that reference asset, subject to adjustments described herein.
•     Term of Notes: 24 months
•     CUSIP: 4042K0PK5
•     ISIN: US4042K0PK50
•     Listing: The notes will not be listed on any U.S. securities exchange or quotation system.

(1)	Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission / Total,” above.

REFERENCE ASSET/ REFERENCE ISSUER (TICKER)	INITIAL PRICE	BARRIER LEVEL	BARRIER PRICE	PHYSICAL DELIVERY AMOUNT(2)
VALERO ENERGY CORPORATION (VLO)	$49.50	75.00%	$37.1250	20.2020
ConocoPhillips (COP)	$92.83	75.00%	$69.6225	10.7724
EXXON MOBIL CORPORATION (XOM)	$93.67	75.00%	$70.2525	10.6758
(2)	Any fractional shares included in the physical delivery amount will be paid in cash.

See “Risk Factors” in this pricing supplement beginning on page PR-2, in the product supplement beginning on page PS-3 and in the prospectus supplement beginning on page S-3 for a description of risks relating to an investment in the notes.

AUTO REDEMPTION VALUATION DATE	AUTO REDEMPTION PAYMENT DATE	AUTO REDEMPTION AMOUNT
August 25, 2008	5 business days after the first auto redemption valuation date; expected to be September 2, 2008	106.25% of principal amount
November 21, 2008	5 business days after the second auto redemption valuation date; expected to be December 1, 2008	112.50% of principal amount
February 23, 2009	5 business days after the third auto redemption valuation date; expected to be March 2, 2009	118.75% of principal amount
May 22, 2009	5 business days after the fourth auto redemption valuation date; expected to be June 1, 2009	125.00% of principal amount
August 25, 2009	5 business days after the fifth auto redemption valuation date; expected to be September 1, 2009	131.25% of principal amount
November 23, 2009	5 business days after the sixth auto redemption valuation date; expected to be December 1, 2009	137.50% of principal amount
February 22, 2010	5 business days after the seventh auto redemption valuation date; expected to be March 1, 2010	143.75% of principal amount
Final Valuation Date (May 24, 2010)	5 business days after the final valuation date; expected to be June 1, 2010	150.00% of principal amount

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.
CALCULATION OF REGISTRATION FEE

TITLE OF CLASS OF SECURITIES OFFERED	MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE(5)
U.S. Equities Basket Autocallable Notes due June 1, 2010	$525,000.00	$20.63
(5)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

HSBC SECURITIES (USA) INC. May 23, 2008

GENERAL TERMS

This pricing supplement relates to one note offering linked to the performance of three reference assets identified on the cover page. The purchaser of a note will acquire a security linked to the performance of three reference assets as further described herein. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the reference assets identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference assets or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, the prospectus addendum dated December 12, 2007 and the product supplement dated October 23, 2007. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PR-2 of this pricing supplement, PS-3 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

RISK FACTORS

The following highlights some, but not all, of the risk considerations relevant to investing in a note. Investing in the notes is not equivalent to investing directly in the reference assets. We urge you to read risk factors number 2, 3 and 4 of the section “Risk Factors” beginning on page PS-3 of the product supplement and the risk factors beginning on page S-3 of the prospectus supplement. Note that risk factor number 1 on page PS-3 of the product supplement is superseded by risk factor number 1 below. As you review “Risk Factors” in the prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”;

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”; and

•	“— Additional Risks Relating to Certain Notes With More Than One Instrument Comprising the Reference Asset.”

1.	The notes are not principal protected and you may lose some or all of your principal.

The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest. If your notes have not been redeemed pursuant to the auto redemption feature, including the auto redemption on the final valuation date, your payment at maturity for each note you hold will depend on the performance of the worst performing reference asset on the final valuation date such that: (i) if the final price of the worst performing reference asset is below its respective barrier price, you will receive the physical delivery amount (with any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the worst performing reference asset) and (ii) if the final price of the worst performing reference asset is equal to or greater than its respective barrier price and less than its respective initial price, you will receive the principal amount of your notes at maturity. This means that the performance of the worst performing reference asset will determine whether you lose principal. Accordingly, you may lose up to the entire principal amount of your notes.

We cannot predict the final price of any reference asset on the final valuation date or any auto redemption valuation date.

2.	You are exposed to the risks of each reference asset.

Your payment at maturity depends on the performance of each of the three reference assets. You should, therefore, be prepared to be equally exposed to the risks related to each of the reference assets. The amount you will receive at maturity will be determined by the performance of the worst performing reference asset, and poor performance by any of the reference assets over the term of notes may negatively affect the amount and form of your payment at maturity and will not be offset or mitigated by positive performance by any other reference asset.

3.	The notes are subject to an automatic early redemption feature.

The notes will be subject to early redemption on each auto redemption payment date if the market price of the worst performing reference asset is greater than or equal to the initial price of such worst performing reference asset as of any auto redemption valuation date. This means that the performance of the worst performing reference asset will determine whether you receive the applicable auto redemption amount on any auto redemption valuation date.

4.	The notes differ from an investment in the reference assets because you will not participate in any appreciation in the value of any reference asset.

You will not participate in any appreciation in the value of any reference asset. If the market price of the worst performing reference asset is greater than the initial price of such worst performing reference asset as of any auto redemption valuation date, the auto redemption amount will not reflect any appreciation in the value of any reference asset.

Under no circumstances, regardless of the extent to which the value of any reference asset appreciates, will your return exceed the excess of the auto redemption amount over the principal amount of your notes. Therefore, you may earn significantly less by investing in the notes than you would have earned by investing directly in one or more of the reference assets.

5.	There are specific risks relating to the reference assets.

The notes are subject to the risks of any investment in common stocks, including the risk that the prices of the stocks may decline. Any of the following factors may have a negative effect on the value of any reference asset and thus adversely affect the trading value of the notes. The following is a list of some of the significant risks associated with the reference assets:

•
Historical performance of any reference asset does not indicate future performance of such reference asset. It is impossible to predict whether the value of any reference asset will rise or fall during the term of the notes; and

•
The trading prices of the reference assets will be influenced by political, economic, financial, market and other factors. It is impossible to predict what effect these factors will have on the value of the reference assets.

6.	Oil company stock prices have been and will likely continue to be volatile.

The stock prices of companies engaged in the oil production and servicing industry could be subject to wide fluctuations in response to a variety of factors, including the ability of the Organization of Petroleum Exporting Companies ("OPEC") to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Price volatility of the oil industry may adversely affect the price of the reference asset and consequently the trading value of the notes.

7.	Because the tax treatment of the notes is uncertain, the material U.S. federal income tax consequences of an investment in the notes are uncertain.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of your note. We intend to treat the notes for all tax purposes as pre-paid executory contracts. Assuming the notes are treated as pre-paid executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Auto Redemption Payment Date or upon a sale or exchange of the notes differs from your tax basis on the notes (which will generally be the amount you paid for the notes). However, because the U.S. federal income tax consequences of an investment in the notes are uncertain, other characterizations and treatments of the notes are possible. Indeed, there is an increased risk (as compared to other equity-linked notes) that the notes could give rise to current original issue discount income in respect of your investment (even before the receipt of any cash) and, upon maturity or earlier sale, short-term capital gain (even if held for a period longer than one year). Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” beginning on page PR-6 of this pricing supplement and “Certain U.S. Federal Income Tax Considerations - Certain Equity-Linked Notes - Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement.

Please note that the prospectus, prospectus supplement, product supplement and this pricing supplement do not describe all the risks of an investment in the notes. We urge you to consult your own financial and legal advisors as to the risks entailed by an investment in the notes.

SUMMARY

Auto Redemption Feature

The notes will be subject to early redemption on each auto redemption payment date if the market price of the worst performing reference asset is greater than or equal to its respective initial price at the close of trading on the relevant auto redemption valuation date. In that case, the notes will be redeemed at the auto redemption amount corresponding to the relevant auto redemption payment date in accordance with the schedule below.

AUTO REDEMPTION VALUATION DATE	AUTO REDEMPTION PAYMENT DATE	AUTO REDEMPTION AMOUNT
August 25, 2008	5 business days after the first auto redemption valuation date; expected to be September 2, 2008	106.25% of principal amount
November 21, 2008	5 business days after the second auto redemption valuation date; expected to be December 1, 2008	112.50% of principal amount
February 23, 2009	5 business days after the third auto redemption valuation date; expected to be March 2, 2009	118.75% of principal amount
May 22, 2009	5 business days after the fourth auto redemption valuation date; expected to be June 1, 2009	125.00% of principal amount
August 25, 2009	5 business days after the fifth auto redemption valuation date; expected to be September 1, 2009	131.25% of principal amount
November 23, 2009	5 business days after the sixth auto redemption valuation date; expected to be December 1, 2009	137.50% of principal amount
February 22, 2010	5 business days after the seventh auto redemption valuation date; expected to be March 1, 2010	143.75% of principal amount
Final Valuation Date (May 24, 2010)	5 business days after the final valuation date; expected to be June 1, 2010	150.00% of principal amount

Principal Payment at Maturity

If your notes have not been redeemed pursuant to the auto redemption feature, including the auto redemption on the final valuation date, your payment at maturity for each note you hold will depend on the performance of the worst performing reference asset on the final valuation date such that: (i) if the final price of the worst performing reference asset is below its respective barrier price, you will receive the physical delivery amount (with any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the worst performing reference asset) and (ii) if the final price of the worst performing reference asset is equal to or greater than its respective barrier price and less than its respective initial price, you will receive the principal amount of your notes at maturity. Under some circumstances to be determined by and at the sole option of HSBC USA Inc., we may pay investors, in lieu of the physical delivery amount, the cash equivalent of such shares with a per share price equal to the final price of the worst performing reference asset. However, we currently expect to deliver the physical delivery amount and not cash in lieu of the physical delivery amount in the event the conditions described above occur.

On each auto redemption valuation date, subject to adjustment as described herein, the “worst performing reference asset” will be the reference asset with the lowest performance of the three reference assets as determined by the calculation agent by determining the percentage resulting from dividing the market price of each reference asset by its respective initial price.

For any reference asset, if an auto redemption valuation date is not a scheduled trading day the market price of such reference asset with respect to such auto redemption valuation date will be determined on the following day that is a scheduled trading day.

As described in the product supplement, on any scheduled trading day on which the value of a reference asset must be calculated by the calculation agent, (i) if the relevant exchange is the NASDAQ Stock Market (“NASDAQ”), the market price of such reference asset will be the NASDAQ official closing price (NOCP) or (ii) if the NASDAQ is not the relevant exchange, the market price of such reference asset will be the official closing price of the relevant exchange, in each case as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange. If a reference asset is not listed or traded as described above for any reason other than a market disruption event, then the market price for such reference asset on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for such reference asset obtained from as many dealers in such reference asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

In the event that the maturity date is postponed or extended as described under “Specific Terms of the Notes - Maturity Date” in the product supplement, the related payment of principal will be made on the postponed or extended maturity date.

Physical Delivery Amount

If the payment at maturity is in physical shares of the worst performing reference asset, you will receive a number of shares of the worst performing reference asset referred to as the “physical delivery amount” (with any fractional shares to be paid in cash in an amount equal to the number fractional shares multiplied by the final price of the worst performing reference asset). The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your notes by the initial price of the worst performing reference asset. The physical delivery amount, the initial price of any reference asset and other amounts may change due to corporate actions.

Interest

The notes will not pay interest.

Market Disruption Event

To the extent a market disruption event exists with respect to a reference asset on any auto redemption valuation date, the market price of such reference asset will be determined on the first following scheduled trading day on which a market disruption event does not exist with respect to such reference asset; provided that if a market disruption event exists with respect to such reference asset on five consecutive scheduled trading days, that fifth scheduled trading day shall be the auto redemption valuation date or the final valuation date, as applicable, and the calculation agent shall determine the market price of such reference asset on such date. For the avoidance of doubt, if no market disruption event exists with respect to a reference asset on any auto redemption valuation date, the determination of the market price of such reference asset will be made on the auto redemption valuation date, irrespective of the existence of a market disruption event with respect to any other reference asset.

The term “Market Disruption Event” is described and defined in the product supplement.

The calculation agent will notify the noteholders of the existence of a market disruption event with respect to a reference asset on any day that but for the occurrence or existence of a market disruption event would have been the final valuation date.

Merger Event and Tender Offer

If a merger event or tender offer occurs with respect to any reference asset and any distributions of property (other than the publicly quoted new shares that are traded or listed on the New York Stock Exchange, the American Stock Exchange, NASDAQ or their successors in interest) are made on the shares of such reference asset, in whole or in part, then the calculation agent shall select an alternate component (as defined below) to replace such reference asset.

Share Delisting, Nationalization, Insolvency

If a nationalization, insolvency or share delisting occurs with respect to any reference asset, then the calculation agent shall select an alternate component (as defined below) to replace such reference asset.

“Alternate component” will be the common stock of the company with a market capitalization on the approval date that is the greatest market capitalization among the stocks then included in the same primary industry classification as the reference asset as published at <Ticker> <Equity> RV <GO> on the Bloomberg Professional® service. If there is no stock with the same primary industry classification as the reference asset, the calculation agent will identify an additional stock then included in the Standard & Poor’s 500® Composite Stock Price Index (the “S&P 500 Index”), from the following categories: first, stock with the same primary “Industry Group” classification as the reference asset; second, stock with the same primary “Major Group” classification as the reference asset; and third, stocks with the same primary “Division” classification as the reference asset. “Industry,” “Industry Group,” “Major Group” and “Division” have the meanings assigned by the U.S. Office of Management and Budget (or any successor federal agency responsible for assigning SIC Codes). If the SIC Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures.

In connection with the replacement of a reference asset with an alternate component, the calculation agent shall set or adjust the initial price of such alternate component or any other variable (or any combination thereof) as the calculation agent determines appropriate to account for such event.

The calculation shall not select the American depositary shares of HSBC Holdings plc (ticker:HBC) as the alternate component and will disregard for the purpose of selecting an alternate component any stock selected as described above if the calculation agent determines that selecting such stock and the corresponding hedging activity by us or an affiliate with respect to the notes (i) will violate, or is otherwise unadvisable under any law, regulation, rule of any self regulatory organization or internal policy applicable to the calculation agent, us or our affiliates or (ii) will trigger any filing or reporting obligations for the calculation agent, us or our affiliates with any self regulatory organization, government entity or other agency.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in "Certain U.S. Federal Income Tax Considerations" in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. This summary supplements the section "Certain U.S. Federal Income Tax Considerations" in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes.

Under one approach, the notes would be treated as pre-paid executory contracts. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Assuming the notes are treated as pre-paid executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Auto Redemption Payment Date or upon a sale or exchange of the notes differs from your tax basis on the notes (which will generally be the amount you paid for the notes). See "Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled executory contracts.

Under this approach, if we physically settle the notes and deliver the worst performing reference asset to a U.S. holder, the U.S. holder should not recognize any gain or loss (other than with respect to cash received in lieu of fractional shares, as described below) in respect of the notes. In this event, the U.S. holder should have an adjusted tax basis in all shares received (including for this purpose any fractional shares) equal to the principal amount of the note. The U.S. holder’s holding period for any shares received should start on the day after the delivery of the shares. Under this approach, the U.S. holder should generally recognize a capital gain or loss with respect to cash received in lieu of fractional shares in an amount equal to the difference between the amount of that cash received and the U.S. holder’s basis in the fractional shares, which is equal to the U.S. holder’s basis in all of the Reference Shares (including the fractional shares), times a fraction, the numerator of which is the fractional shares and the denominator of which is all of the Reference Shares (including fractional shares).

U.S. holders and non-U.S. holders should consult the offering documents for the Reference Shares for the U.S. federal income tax treatment of acquiring, owning and selling the Reference Shares.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. Under one approach, each note would be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the worst performing reference asset to you at the maturity date for an amount equal to the Deposit (as defined below), or (2) “cash settle” the Put Option (i.e., require you to pay us at the maturity date the difference between the Deposit and the value of the worst performing reference asset at such time), and a deposit with us of cash in an amount equal to the principal amount you invested (the “Deposit”) to secure your potential obligation under the Put Option, and the Deposit would be treated as issued with original issue discount for U.S. federal income tax purposes, as described in the prospectus supplement under the heading "Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit." Indeed, the risk that this characterization and treatment would prevail over the treatment of the notes as a pre-paid executory contract (as described above) is greater than with other non-principal protected equity-linked notes. Alternatively, the notes could be treated as debt instruments that are "contingent payment debt instruments" for federal income tax purposes, as described in the prospectus supplement under the heading "Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments" in prospectus supplement.

Recently, the Internal Revenue Service ("IRS") and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of certain securities (such as the notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital , and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the note prior to the receipt of payments under the note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the note could be subject to U.S. withholding tax in respect of a note. It is unclear whether any regulations or other guidance would apply to the notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

SETTLEMENT

We expect that the delivery of the notes will be made against payment therefor on or about the issue date specified on the cover page of this pricing supplement, which will be the fifth business day following the initial valuation date of the notes (the settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

INFORMATION REGARDING REFERENCE ISSUERS AND REFERENCE ASSETS

All information on the reference assets and the reference issuers is derived from publicly available information. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a reference asset can be located by reference to the SEC file number specified in the description of each reference asset below. We make no representation that these publicly available documents are accurate or complete. For more information, we urge you to read the section “Information Regarding the Reference Asset and the Reference Asset Issuer” in the product supplement.

Historical Performance of the Reference Assets

The description below of each reference asset includes a table that sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices, of the respective reference asset for each quarter in the period from January 3, 2005 through March 31, 2008 and for the period from April 1, 2008 through May 21, 2008. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in USD and rounded to the nearest penny. Historical prices of each reference asset should not be taken as an indication of future performance of such reference asset.

HYPOTHETICAL EXAMPLES

The description below of each reference asset includes a table of hypothetical returns that is based on the assumptions outlined for such reference asset.  The table of hypothetical returns is based on the worst performing reference asset on each valuation date. The table illustrates the hypothetical returns you would have earned from (i) a USD1,000 investment in the notes compared to (ii) a direct investment in such reference asset (prior to the deduction of any applicable brokerage fees or charges). The following is a general description of how the hypothetical returns in the table were determined:

•
If, on any auto redemption valuation date, the market price of the worst performing reference asset is greater than or equal to its respective initial price, you will receive the auto redemption amount as described in the table below;

AUTO REDEMPTION VALUATION DATE	AUTO REDEMPTION PAYMENT DATE	AUTO REDEMPTION AMOUNT
August 25, 2008	5 business days after the first auto redemption valuation date; expected to be September 2, 2008	106.25% of principal amount
November 21, 2008	5 business days after the second auto redemption valuation date; expected to be December 1, 2008	112.50% of principal amount
February 23, 2009	5 business days after the third auto redemption valuation date; expected to be March 2, 2009	118.75% of principal amount
May 22, 2009	5 business days after the fourth auto redemption valuation date; expected to be June 1, 2009	125.00% of principal amount
August 25, 2009	5 business days after the fifth auto redemption valuation date; expected to be September 1, 2009	131.25% of principal amount
November 23, 2009	5 business days after the sixth auto redemption valuation date; expected to be December 1, 2009	137.50% of principal amount
February 22, 2010	5 business days after the seventh auto redemption valuation date; expected to be March 1, 2010	143.75% of principal amount
Final Valuation Date (May 24, 2010)	5 business days after the final valuation date; expected to be June 1, 2010	150.00% of principal amount

•
If the final price of the worst performing reference asset is equal to or greater than its respective barrier price and less than its respective initial price, you will receive 100% of the principal amount; or

•
If the final price of the worst performing reference asset is less than its respective barrier price, you will receive the physical delivery amount (with any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the worst performing reference asset).

Each table of hypothetical returns is provided for illustrative purposes only and is hypothetical. The tables do not purport to be representative of every possible scenario concerning increases or decreases in the price of a reference asset and the payment at maturity of the notes. We cannot predict the final price of any reference asset on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. In addition, the examples assume that the reference assets have no dividend yield. You should not take these examples as an indication or assurance of the expected performance of the reference assets.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “- Hypothetical Examples” above for more information.

Reference Asset:	VALERO ENERGY CORPORATION	ConocoPhillips	EXXON MOBIL CORPORATION
Initial Price:	USD 49.50	USD 92.83	USD 93.67
Barrier Price:	USD 37.1250	USD 69.6225	USD 70.2525
Physical Delivery Amount:	20.2020 shares (fractional shares paid in cash)	10.7724 shares (fractional shares paid in cash)	10.6758 shares (fractional shares paid in cash)

Table of Hypothetical Returns

MARKET PRICE (% CHANGE)		INVESTMENT IN THE NOTES								INVESTMENT IN THE REFERENCE ASSET
		Auto Redemption on September 2, 2008	Auto Redemption on December 1, 2008	Auto Redemption on March 2, 2009	Auto Redemption on June 1, 2009	Auto Redemption on September 1, 2009	Auto Redemption on December 1, 2009	Auto Redemption on March 1, 2010	Auto Redemption on June 1, 2010
+	100%	6.25%	12.50%	18.75%	25.00%	31.25%	37.50%	43.75%	50.00%	100.00%
+	90%	6.25%	12.50%	18.75%	25.00%	31.25%	37.50%	43.75%	50.00%	90.00%
+	80%	6.25%	12.50%	18.75%	25.00%	31.25%	37.50%	43.75%	50.00%	80.00%
+	70%	6.25%	12.50%	18.75%	25.00%	31.25%	37.50%	43.75%	50.00%	70.00%
+	60%	6.25%	12.50%	18.75%	25.00%	31.25%	37.50%	43.75%	50.00%	60.00%
+	50%	6.25%	12.50%	18.75%	25.00%	31.25%	37.50%	43.75%	50.00%	50.00%
+	40%	6.25%	12.50%	18.75%	25.00%	31.25%	37.50%	43.75%	50.00%	40.00%
+	30%	6.25%	12.50%	18.75%	25.00%	31.25%	37.50%	43.75%	50.00%	30.00%
+	20%	6.25%	12.50%	18.75%	25.00%	31.25%	37.50%	43.75%	50.00%	20.00%
+	10%	6.25%	12.50%	18.75%	25.00%	31.25%	37.50%	43.75%	50.00%	10.00%
	0%	6.25%	12.50%	18.75%	25.00%	31.25%	37.50%	43.75%	50.00%	0.00%

No Auto Redemptions
Final Price (% Change)		Investment in the Notes								Investment in the Reference Asset
-	10%	0.00%								-10.00%
-	20%	0.00%								-20.00%
-	30%	-30.00% (physical delivery)								-30.00%
-	40%	-40.00% (physical delivery)								-40.00%
-	50%	-50.00% (physical delivery)								-50.00%
-	60%	-60.00% (physical delivery)								-60.00%
-	70%	-70.00% (physical delivery)								-70.00%
-	80%	-80.00% (physical delivery)								-80.00%
-	90%	-90.00% (physical delivery)								-90.00%
-	100%	-100.00% (physical delivery)								-100.00%

VALERO ENERGY CORPORATION (VLO)

Description of VALERO ENERGY CORPORATION

According to publicly available information, VALERO ENERGY CORPORATION (“Valero”) is an independent petroleum refining and marketing company that owns and operates refineries in the United States and Canada. Valero markets branded and unbranded refined products on a wholesale basis in the United States and Canada as well as refined products through a network of retail and wholesale branded outlets in the United States, Canada, and Aruba.

Valero’s SEC file number is 1-13175.

Historical Performance of Valero

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2005	38.58	21.01	36.64
June 30, 2005	41.13	28.96	39.56
September 30, 2005	58.63	39.38	56.53
December 30, 2005	58.15	45.86	51.60
March 31, 2006	63.61	48.00	59.78
June 30, 2006	70.74	55.19	66.52
September 29, 2006	68.83	46.84	51.47
December 31, 2006	57.09	47.52	51.16
March 30, 2007	66.02	47.66	64.49
June 29, 2007	77.89	63.53	73.86
September 28, 2007	78.68	60.00	67.18
December 31, 2007	75.75	60.80	70.03
March 31, 2008	71.10	45.03	49.11
April 1, 2008 through May 21, 2008	55.00	44.55	49.50

CONOCOPHILLIPS (COP)

Description of ConocoPhillips

According to publicly available information, ConocoPhillips is an international, integrated energy company which operates in several business segments. ConocoPhillips explores for and produces petroleum, and refines, markets, supplies, and transports petroleum. ConocoPhillips also gathers and processes natural gas, and produces and distributes chemicals and plastics.

ConocoPhillips’ SEC file number is 001-32395.

Historical Performance of ConocoPhillips

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2005	56.99	41.40	53.92
June 30, 2005	61.35	47.55	57.49
September 30, 2005	71.48	58.05	69.91
December 30, 2005	70.60	57.06	58.18
March 31, 2006	66.24	58.01	63.15
June 30, 2006	72.50	57.66	65.53
September 29, 2006	70.75	56.55	59.53
December 29, 2006	74.89	54.90	71.95
March 30, 2007	71.20	61.59	68.35
June 29, 2007	81.40	66.63	78.50
September 28, 2007	90.84	73.83	87.77
December 31, 2007	89.89	74.18	88.30
March 31, 2008	89.71	67.85	76.21
April 1, 2008 through May 21, 2008	95.07	75.54	92.83

EXXON MOBIL CORPORATION (XOM)

Description of EXXON MOBIL CORPORATION

According to publicly available information, EXXON MOBIL CORPORATION (“Exxon”), engages in the exploration, production, transportation, and sale of crude oil and natural gas. Exxon also engages in the manufacture, transportation, and sale of petroleum products and petrochemicals, as well as participates in electric power generation. Exxon manufactures and markets commodity petrochemicals, including olefins, aromatics, polyethylene and polypropylene plastics, and other specialty products. Exxon also has interests in electric power generation facilities. In addition, Exxon holds license to explore gas in the Gorgon liquefied natural gas project for domestic supply.

Exxon’s SEC file number is 1-2256.

Historical Performance of Exxon

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2005	64.35	49.25	59.60
June 30, 2005	61.72	52.80	57.47
September 30, 2005	65.96	57.60	63.54
December 30, 2005	63.89	54.51	56.17
March 31, 2006	63.95	56.87	60.86
June 30, 2006	65.00	56.65	61.35
September 29, 2006	71.22	61.64	67.10
December 31, 2006	79.00	64.84	76.63
March 30, 2007	76.35	69.02	75.45
June 29, 2007	86.58	75.28	83.88
September 28, 2007	93.66	78.76	92.56
December 31, 2007	95.27	83.37	93.69
March 31, 2008	94.74	77.56	84.58
April 1, 2008 through May 21, 2008	87.04	96.12	93.67